Exhibit 10.12
KYPHON INC.

RICHARD MOTT EMPLOYMENT AGREEMENT

This Agreement is entered into as of September 3, 2002 (the “Effective Date”) by and between Kyphon Inc. (the “Company”) and Richard Mott (“Executive”).

1.    Duties and Scope of Employment.

        (a)    Positions and Duties.  As of the Effective Date, Executive will serve as President and Chief Executive Officer of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). Executive shall report to the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” During the Employment Term, Executive will also be entitled to a voting position on the Board. Executive agrees to resign from the Board at the end of the Employment Term, if requested to do so by action of the Board.

        (b)    Obligations.  During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.    Employment Term.  The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated by either party at any time with or without cause, and Executive shall not be entitled to any benefits or payments upon termination, except as set forth in this Agreement. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment or extension, by implication or otherwise, of his employment with the Company.

3.    Compensation.

        (a)    Base Salary.  During the Employment Term, the Company will pay Executive as compensation for his services a base salary at a minimum annualized rate of $310,000 (the “Base Salary”). Executive’s Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholding. The Board will review Executive’s performance periodically at least once per year, and Executive’s compensation may be subject to adjustment as a result of such review.

        (b)    Bonus.  Executive shall be eligible to receive an annual performance bonus of 40% of the Base Salary. The performance bonus shall be earned by Executive meeting performance objectives established by the Board on an annual basis. Any bonus earned during 2002 will be pro-rated from the Effective Date.

        (c)    Equity Compensation.  As soon as practicable following the Effective Date, and subject to approval of the Board, Executive shall be granted a stock option, which shall be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase 900,000 shares of the Company’s Common Stock at an exercise price per share equal to the fair market value on the date of grant by the Board (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as 12/48ths of the shares subject to the Option on the first anniversary of the Effective Date and as to 1/48th of the shares subject to the Option at the end of each full month thereafter, so that the Option will be fully vested and exercisable four (4) years from the Effective Date, subject to Executive’s continued employment with the Company on the relevant vesting dates. The Option will be subject to the terms, definitions and provisions of the Company’s 2002 Stock Plan (the “Stock Plan”) and the Stock Option Agreement by and between Executive and the Company (the “Option Agreement”), which documents are incorporated herein by reference.

4.    Employee Benefits.

        (a)    General.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

        (b)    Temporary Living Reimbursement.  For up to the first six (6) months of the Employment Term or Executive’s earlier relocation to the San Francisco Bay Area, the Company will reimburse Executive for his reasonable temporary living expenses, including: (i) a furnished corporate apartment (including reasonable utilities and computer line) as mutually agreed to by the Company and Executive, and (ii) Executive’s travel expenses incurred between his current primary residence and the San Francisco Bay Area. The Company shall also provide a suitable car (whether by a long-term rental arrangement or otherwise) for the use of Executive until his personal automobile is moved to the San Francisco Bay Area.

        (c)    Relocation Reimbursement and Assistance.  During the Employment Term, the Company will reimburse Executive for reasonable moving expenses incurred by Executive and his family during their relocation from Executive’s primary residence to the San Francisco Bay Area. Such expenses shall include, but shall not be limited to, reasonable costs associated with (i) up to three (3) “house-hunting” trips to the San Francisco Bay Area for Executive’s spouse, (ii) moving Executive’s household furnishings, automobiles and personal effects and (iii) economy airfare for Executive’s family. The Company shall reimburse Executive for closing costs and other reasonable expenses (other than the purchase price) incurred in the Executive’s purchase of a primary residence in the San Francisco Bay Area. Executive may elect to contract with a third-party relocation service company that, subject to the Executive’s approval, will purchase Executive’s current primary residence in the Buffalo, New York area. The Company shall cooperate with Executive and the relocation service, as reasonably required, and shall reimburse Executive for fees and costs associated with the engagement of the relocation service and coincident sale of the house (if any) up to $75,000.

        (d)    Tax Reimbursement.  The Company shall pay the Executive within 7 (seven) days of demand therefor an amount which, after reductions for federal, state and local income and employment taxes (“Taxes”) imposed with respect to such amount, equals the Taxes, if any, imposed on the Executive with respect to all benefits provided to him pursuant to paragraphs (b) and (c) of this Section 4.

        (e)    Vacation.  Executive will be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

        (f)    Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5.    Severance.

        (a)    Termination During Employment Term.  If the Company terminates Executive other than for Cause or if Executive voluntarily terminates as a result of a Constructive Termination (as such terms are defined below), and Executive signs and does not revoke a standard release of claims with the Company, then, subject to Executive’s compliance with Section 9, Executive shall be entitled to enter into an exclusive consultancy arrangement (“Exclusive Consultancy Arrangement”) with the Company that provides for: (i) continued payment for twelve (12) months of Executive’s Base Salary as in effect on the date of termination and (ii) if Executive elects to convert his health insurance benefits to individual coverage pursuant to COBRA or such similar state statute, reimbursement for health care coverage under COBRA or such similar state statute, for up to twelve (12) months following such termination, or for such shorter period until Executive obtains new employment offering health insurance coverage.

        (b)    Other Termination.  If Executive’s employment with the Company terminates at any time and for any reason other than as described in Section 5(a), then (i) all vesting of the Option and any other equity awards made by the Company to Executive will immediately terminate, (ii) all payments of compensation by the Company to Executive hereunder will immediately terminate (except as to amounts already earned) and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established plans, policies or programs then in effect.

6.    Change of Control Benefits.  If, following a Change of Control (as defined below), the Company terminates Executive other than for Cause or the Executive voluntarily terminates as a result of a Constructive Termination, then, in addition to the cash severance set forth in Section 5(a), (i) the Option will have its vesting accelerated so as to become 100% vested as of the date of such termination and (ii) Executive will be paid an amount equal to his actual paid out bonus for the previous fiscal year as set forth in Section 3(b). Thereafter, the Option will continue to be subject to the terms, definitions and provisions of the Stock Plan and Option Agreement.

7.    Definitions.

        (a)    Cause.  For purposes of this Agreement, “Cause” is defined as (i) a material act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee that leads to material harm to the Company, (ii) Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, (iii) a willful act by Executive which constitutes gross misconduct or fraud and which is materially injurious to the Company, or (iv) Executive’s continued, substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

        (b)    Change of Control.  For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity; (ii) the sale by the Company of all or substantially all the Company’s assets in one transaction or in a series of transactions; (iii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (as defined below); or (iv) any “Person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company, other than any Person who now holds at least 20% voting power in the Company. “Incumbent Directors” will mean directors who either (a) are directors of the Company as of the date hereof, or (b) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

        (c)    Constructive Termination.  For purposes of this Agreement, “Constructive Termination” is defined as a resignation of Executive’s employment within ninety (90) days of the occurrence of any of the following events: (i) without Executive’s written consent, a significant reduction of Executive’s duties or responsibilities relative to Executive’s duties or responsibilities in effect immediately prior to such reduction or (ii) without Executive’s written consent, a reduction of greater than five percent (5%) by the Company of Executive’s Base Salary as in effect at any time within 12 (twelve) months immediately prior to such reduction.

8.    Confidential Information.  Executive agrees to enter into the Company’s standard Proprietary Information Agreement in substantially the form attached hereto as Exhibit A (the “Proprietary Information Agreement”) upon commencing employment hereunder.

9.    Exclusive Consultancy Arrangement and Non-solicitation.

        (a)    Exclusive Consultancy Arrangement.  If the Company terminates Executive other than for Cause or if Executive voluntarily terminates as a result of a Constructive Termination pursuant to Section 5 of this Agreement, Executive shall be entitled to enter into an exclusive consultancy arrangement (the “Exclusive Consultancy Relationship”) with the Company for twelve (12) months following termination (the “Consulting Period”). During such Consulting Period, Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company following the termination of Executive’s service with the Company, it would be very difficult for the Executive not to rely on or use the Company’s trade secrets and confidential information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, Executive agrees and acknowledges that as part of the Exclusive Consultancy Arrangement, Executive will not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with the Company’s then current products or products under development for the Consulting Period. The term “Exclusive Consultancy Relationship” applies only to Executive and does not prevent the Company from entering into or maintaining relationships, arrangements or agreements with other consultants.

        (b)    Non-Solicitation.  During Executive’s service to or employment with the Company and during the Consulting Period, Executive agrees and acknowledges that he will not either directly or indirectly solicit, induce, attempt to hire, recruit, encourage, take away or hire any employee of the Company or cause any employee of the Company to leave his or her employment either for Executive or for any other entity or person.

        (c)    Understanding of Covenants.  The Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

10.    Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor or assignee of the Company. The Company shall ensure that any such successor or assignee of the Company, whether by operation of law or otherwise, shall assume and become bound by this Agreement for all purposes. For this purpose, “successor or assignee” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

11.    Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Kyphon Inc.
1350 Bordeaux Drive
Sunnyvale, CA 94089
Attn: Board of Directors

If to Executive:

At the last residential address known by the Company.

12.    Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

13.  Arbitration.

        (a)    General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

        (b)    Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

        (c)    Remedy.  Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. However, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

        (d)    Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Proprietary Information Agreement or any other agreement between the Company and Executive regarding trade secrets, confidential information, non-solicitation or Labor Code ‘2870. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys fees.

        (e)    Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

        (f)    Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

14.    Integration.  This Agreement, together with the Stock Plan, the Option Agreement, the Proprietary Information Agreement and any other written document referred to herein, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

15.    Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

16.    Identification.  For purposes of federal immigration law, Executive will be required to provide to the Company documentary evidence of Executive’s identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three (3) business days of the Effective Date, or Executive’s employment relationship with the Company may be terminated and Executive will not be entitled to any benefits provided under this Agreement.

17.    Non-Disclosure.  Executive will follow the Company’s strict policy that employees must not disclose any information regarding salary, bonuses or stock purchase or option allocations to other employees, either directly or indirectly.

18.    Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

19.    Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the Effective Date.

KYPHON INC.

By:	/s/ Jeffrey Kaiser

Date:	September 3, 2002

Title:	Vice President, Finance and Administration and Chief Financial Officer

EXECUTIVE

/s/ RICHARD MOTT
Richard Mott

Date:	September 3, 2002

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT

As a condition of my employment with Kyphon Inc., its subsidiaries, affiliates, successors or assigns (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.     At-Will Employment.  I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

2.     Confidential Information.

(a)     Company Information.  I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any of the Company’s proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)     Former Employer Information.  I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)     Third Party Information.  I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(d)     Duty to Abstain from Trading.  I agree that as a result of my relationship with the Company, I may periodically possess Confidential Information that is considered to be “material” and “nonpublic” information. The term “material” is defined to be information that a reasonable investor would consider important in making an informed investment decision. The term “non-public” means not made generally known by press release, conference call open to the public, or in a filing with the Securities and Exchange Commission. I also understand that the Company has adopted an insider trading policy that contains certain black-out periods for holders of material non-public information. That black-out period starts on the first day of the last month of a fiscal quarter and ends two full days following the release of earnings or other material non-public financial information. I agree not to buy, sell, pledge or otherwise trade, in the Company’s stock or options, or enter into any transaction having the same economic effect, while in possession of material non-public Confidential Information without preclearing my trades with the Company’s Chief Financial Officer. I understand that this Agreement further requires that I not disclose Confidential Information to anyone until it otherwise becomes publicly available.

3. Inventions.

(a)     Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a the Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b)     Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

(c)     Inventions Assigned to the United States.  I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d)     Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)     Patent and Copyright Registrations.  I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

(f)     Exception to Assignments.  I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

4.     Conflicting Employment.  I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5.     Returning the Company Documents.  I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification.”

6.     Notification of New Employer.  In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7.     Solicitation of Employees.  I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for myself or for any other person or entity.

8.     Conflict of Interest Guidelines.  I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.

9.     Representations.  I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

10.    Arbitration and Equitable Relief.

(a)    Arbitration.  Except as provided in Section 10(b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in San Francisco County, California, in accordance with the rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and I shall each pay one-half of the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b)    Equitable Remedies.  I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 2, 3, and 5 herein. Accordingly, I agree that if I breach any of such Sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. I further agree that no bond or other security shall be required in obtaining such equitable relief and I hereby consent to the issuance of such injunction and to the ordering of specific performance.

11.    General Provisions.

(a)    Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

(b)    Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

(c)    Severability.  If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)    Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

/s/ Richard Mott	September 5, 2002
Signature	Date

Richard Mott
Name of Employee (typed or printed)

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Identifying Number
Title	Date	or Brief Description

To be attached

☐    No inventions or improvements

☒    Additional Sheets Attached

Signature of Employee:  Richard Mott

Print Name of Employee:  Richard Mott

Date:  9-5-02

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS

“(b)     Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)     Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)     Result from any work performed by the employee for the employer.

(c)     To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

KYPHON INC.

CONFLICT OF INTEREST GUIDELINES

It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

1.    Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment, Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2.    Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.    Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.    Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.    Initiating or approving any form of personal or social harassment of employees.

6.    Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.    Borrowing from or lending to employees, customers or suppliers.

8.    Acquiring real estate of interest to the Company.

9.    Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.    Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.    Making any unlawful agreement with distributors with respect to prices.

12.    Improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

13.    Engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.

[Table of Patents]